EXHIBIT 15.1

July 31, 2012

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 16F (“Change in Registrants Certifying Accountant”) of the 2011 Form 20-F of Cosan Limited and are in agreement with the statements contained in the first, second, third, fourth, and fifth  paragraphs therein. We have no basis to agree or disagree with the statements of the registrant contained in the sixth paragraph therein.

/s/ Luiz Carlos Nannini
Luiz Carlos Nannini
Partner

ERNST & YOUNG TERCO
Auditores Independentes S.S.
CRC-2SP015199/O-6